Exhibit 99.1

WidePoint Corporation First Quarter 2016 Financial Results Conference Call May 10, 2013

WidePoint Corporation – First Quarter 2016 Financial Conference Call, May 10, 2016

C O R P O R A T E P A R T I C I P A N T S

David Fore, Investor Relations

Steve Komar, Chairman & Chief Executive Officer

Jim McCubbin, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Mike Crawford, B. Riley & Company

Gregg Hillman, First Wilshire Security Management

P R E S E N T A T I O N

Operator:

Good day and welcome to the WidePoint Corporation First Quarter 2016 Financial Results Conference Call. Today's conference is being recorded. At this time, I would like to turn the call over to David Fore of Hayden IR. Please go ahead, sir.

David Fore:

Thank you, Operator. Good afternoon to all participants in WidePoint's first quarter and full year 2016 financial results conference call. With me today are WidePoint's Chairman and CEO, Steve Komar; and Chief Financial Officer, Jim McCubbin. Steve will provide an overview of the quarter's developments and accomplishments and Jim will provide additional financial and operational review and outlook. Then we will open the call to questions from participants.

Before I turn the call over to Steve, I would like to remind all participants that during this conference call any forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance and similar expressions, including without limitation, expressions using the terminology may, will, believe, expects, plans, anticipates, predicts, forecast, expressions, which reflect something other than historical facts are intended to identify forward-looking statements. These forward-looking statements involve a number of risk factors and uncertainties, including those discussed in the Risk Factors sections of our WidePoint's Annual Report on Form 10-K, its quarterly reports on Form 10-Q and other SEC filings the company releases. Actual results may differ materially from the forward-looking statements due to such risk factors and uncertainties. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after this conference call, except as required by law.

I would now like to turn the call over to WidePoint's Chairman and CEO, Steve Komar, for opening remarks. Steve?

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com	1

WidePoint Corporation – First Quarter 2016 Financial Conference Call, May 10, 2016

Steve Komar:

Thank you, Dave, and good afternoon to all you that have joined us for this quarterly earnings and Investor call today. As always I would like to express our appreciation to all of you for your continued interest and support of WidePoint Corporation, and particularly for giving us the opportunity today to share with you our progress toward realizing both our strategic goal targets and our march towards sustainable profitability and investment returns to our stockholders.

The first quarter's financial results represent a strong start to the year for the Company with double-digit year-over-year growth in both revenue and gross profits. Perhaps more importantly to note that that represents sequential improvement in each of those measurement points versus the prior two calendar quarters. The combination of this revenue and gross profit result led to a substantial reduction in our net operating and EBITDA losses for the first quarter results that we’re sharing with you today.

In terms of specifics, we're delighted to report that first quarter revenues increased to a record $20.5 million, a 16% increase from the $17.7 million during the first quarter of 2015 and frankly somewhat better than our own internal first quarter revenue projections. This improvement was accompanied by gross profit performance of $4.2 million, roughly $1 million better than the immediately preceding fourth quarter of 2015. Finally we experience material reductions in our operating losses, cutting our net operating loss in half and putting those within striking distance of breakeven on our EBITDA basis.

These metrics are an indication of our growing positive trajectory which Jim will discuss in the course of his financial comments. This quarter's revenue increase was primarily driven by growth from our ongoing penetration and broadening of existing agency relationships under the Department of Homeland Security BPA. During the first quarter, we received five new task orders, up from a lesser amount in the first quarter of 2015. Also during this quarter we witnessed an increase in our higher margin, identity management contracts and sales, which, from a revenue perspective, was partially offset by seasonal weakness we experienced in our lower margin software reselling efforts.

This overall revenue mix led to a sequential improvement in our gross margins versus the two prior quarters and we anticipate that identity based certificate solution revenues will continue to increase as we fully roll out our mobile device and derived certificate solutions to a more receptive and security-conscious marketplace in 2016 and 2017. These are all good early indicators as we work toward achieving our 2016 stated goals which we believe should continue to drive our progress in building Investor and Stakeholder enterprise value for all of us involved with WidePoint.

Beyond the DHS BPA opportunity, on the government side, the outlook for the cyber sprint identity assurance initiative mandated by the US Federal Government should present additional certificate sales potential that will favorably impact our business positively at some point within this government fiscal year.

In addition, efforts are well under way to add to the roster of federal agencies utilizing our telecommunications management solutions. We have several alternative contracting vehicles that are available to us. On the commercial or enterprise market side of our business, we believe we have now reached the level of maturation with some of our large key partner relationships such as AT&T and Samsung. We’re actively co-marketing with them and others in verticals such as financial services, healthcare and pharmaceuticals with rapidly expanding pipelines in each.

In addition, during the first quarter we launched a new relationship with yet another large partner, Hewlett Packard Inc. It is planned that via this partnership, WidePoint and HPI will promote solutions that incorporate the WidePoint’s certificate on device, secured environment solution set for the full lineup of HPI mobility products, including the recently announce HP Elite x3, popularly referred to as a phablet.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com	2

WidePoint Corporation – First Quarter 2016 Financial Conference Call, May 10, 2016

Similar to our other large partners, the HPI relationship will initially focus on healthcare and financial services. But we also have the opportunity to jointly pursue the education vertical in which HPI possesses an entrenched competitive position. Obviously we're very excited to have another world class organization working with us to penetrate our target and new markets.

Lastly, we continue to pursue the expansion of our European community based data analytics and electronic bill presentment software capabilities into the US market via our Soft-ex communication Subsidiary while simultaneously expanding our telecom expense management solution into European markets to meet the increasing global support demanded by some of our larger US and multinational customers. Additionally on the more day-to-day front, Soft-ex continues to add customers in European and Mid-East markets where it's now in trenched and well regarded analytics solutions. During the first quarter, Soft-ex won a contract to supply the business customers of Dublin, Ireland based EIRCOM or EIR as it's branded, the largest telecom provider in the Republic of Ireland with an Online Bill Presentment and Analytics solution

We remain very aware that our formula for success not only includes not only revenue and gross margin growth but an optimized and efficient delivery infrastructure. We’re continuing to make progress with a series of initiatives to ensure improved operational profitability including some changes to our sales source and strategies. We have also reduced non-critical spending and are deferring non-core product development expenditures as well as implementing expense control programs in both our support and administrative areas. While these expense reduction programs had little immediate financial impact during the first quarter, we expect that this should be a continuing process throughout the year and we anticipate seeing a more visible and more meaningful impact of these activities during the second and third quarters.

The operational achievements in the first quarter and our progress towards our 2016 goals are of course satisfying and speak well to the outlook for WidePoint but I think it quite important to take a minute or two to better understand the management team feels that we must position WidePoint for the future. What this means to me is that we must have a very clear vision. Not only for the next few years but of the value proposition to differentiate our core products and solution set in the market place and from our competitors.

We do believe that we’re at the threshold of new opportunities driven by customers and markets now realizing the threats and the complexities and costs associated with managing and securing their mobile communication environments. That includes access, identity as well as the growing mobile communications environment. Our recent experience affirms that we’re in a unique position to help customers and prospects meet these challenges with a cost effective and secured set of converged identity and TLM solutions that we in fact offer today. Think about it, WidePoint offers the most effective and affordable high security answer to stopping data thieves at the door or at the mobile device and is the same high level of tested proven security now in use by the NSA, the Department of Defense, and the US Treasury. WidePoint is the leading provider to the US Government for telecommunications lifecycle management services rigorously tested to be compliant with the US data security regulations. Bundling these core capabilities gives us a distinctive, perhaps unique advantage. Not only does WidePoint have these solutions in place and available but it provides them in multiple flavors to meet customer needs and desires and has done it multiple times for government and industrial and commercial enterprises. That is our value proposition. We believe that it is best expressed with the phrase WidePoint: we are your trusted partner; which by the way will become our theme and focus of our strategy with partners, customer and our marketing efforts, as we move forward to exploit future market and other growth opportunities.

Finally, to ensure that you don't think we have lost focus on our more day to day goals and before I turn the call over to Jim for his financial analysis, I would like to confirm that we remain very committed to a number of key 2016 quantified goals we put in place earlier this year which include and continue to include delivering incremental revenue growth between 10% to 20%; improving gross margin performance to over 25% on a runway basis before the end of the year; reducing sales, marketing & general administrative expenses to 20% of revenues to a cost rationalization program combined with revenue growth, delivering meaningful new revenue from our large partner distribution channel programs. This has been a long time coming that we really believe we’re in the threshold and the cusp of providing some significant new news in the course of the coming quarters. Also accelerating the penetration of unserved Federal agencies and state and local business opportunities, creatively marketing and ultimately delivering initial cash quarters for the remaining two DHS component agencies under our DHS BPA. Launching a fully productized certificate on device solution featuring either internet or remote enrollment capabilities by the second half of 2016.; rolling out our enhanced GUI and feature functionality for the TLM platform by the end of the third quarter of 2016; and accelerating the platform of migration of 50% of TLM customers by revenue to the TLM platform by calendar year-end. Finally, launching a US penetration market and pipeline build of our Soft-ex data analytics and electronic bill presentment offers all while we continue to explore avenues to further accelerate the realization of increased Enterprise value for the benefit of our stockholders.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com	3

WidePoint Corporation – First Quarter 2016 Financial Conference Call, May 10, 2016

In summary, we could not be more excited for what the future holds for WidePoint both in 2016 and the years to come. I would like to thank you again for your attention and support of WidePoint.

I would now like to turn the call over to Jim McCubbin, WidePoint CFO for an in depth discussion of our quarterly financial results for the first quarter of 2016. Jim, the floor is yours.

Jim McCubbin:

Thank you, Steve; hello, everyone. Thank you again for joining our call today. Today in my remarks I am going to discuss and review our first quarter 2016 financial results. In the first quarter revenue grew approximately 16% to $20.5 million from $17.7 million in the same period last year and approximately 10% as compared to our fourth quarter 2015 revenues of $18.7 million.

As Steve mentioned we were awarded five task orders under the DHS BPA contract during the first quarter in the first quarter of 2016 as compared to four task orders in the first quarter of 2015. These task orders issued included increased sales of higher margin device and necessary products. In the first quarter of 2016 we continued to see growth in carrier services. Carrier services growing approximately 40% to $12 million over first quarter 2015 revenues of $8.7 million and 20% over fourth quarter 2014 revenues of $10.1 million. Managed services saw a slight decrease in the respective periods as we witnessed a shift to more higher margin services that did not quite offset a reduction in lower margin software selling activities as well as lower unit pricing as we hit volume threshold levels under our DHS BPA agreement.

In the first quarter, gross profit grew approximately 18% to $4.2 million from $3.6 million in the same period last year and approximately 30% as compared to our fourth quarter 2015 gross profit of $3.2 million. Again the increase in gross profit was largely related to a higher ratio of higher margin devices as necessary sales, expansion of higher margin managed services with existing customers which were partially offset by reduction in lower software margin reseller revenues.

In reviewing our SG&A expenses, SG&A remained inline approximately $4.5 million between both periods. Our SG&A costs do not generally fluctuate materially as many of our costs are fixed but we have recently undertaken a project to optimize our SG&A expenses as we drive to find further efficiencies within the organization with the focus on driving towards operational profitability in 2016.

Our product development for the quarter were approximately $257,000 or 1% of revenues as compared to $69,000 or again 1% of the revenues in the same period last year. We escalated our go-to-market development activities associated with our certificate under the device identity management solution during the period. We do consider the cost associated in maintaining and developing new products and services as vital to our ability to compete in the marketplace, and deliver the solutions that we believe our clients desire. That said, we view the current spike in expenses relative to the first quarter of 2015 as non-recurring over the longer term as these expenses may rise and fall periodically as we continue to support the go to market of our channel partners.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com	4

WidePoint Corporation – First Quarter 2016 Financial Conference Call, May 10, 2016

As a result of greater revenues and gross profitability, relatively flat SG&A expenses, along with slightly higher product development expenses, we witnessed improvements in our Adjusted EBITDA losses, operating losses and net losses in the first quarter of 2016 as compared to both first quarter of 2015 and the fourth quarter of 2015.

Adjusted EBITDA losses improved approximately $500,000 to a loss of $169,000 from a loss of $665,000 for the loss of respective first period of 2016 versus 2015 and Adjusted EBITDA losses improved approximately $700,000 from an Adjusted EBITDA loss of $881,000 in the fourth quarter of 2015 as compared to an Adjusted EBITDA loss of $169,000 in the first quarter of 2016. It should also be noted that if we exclude the approximately, $250,000 expense in product development, efforts in the first quarter of 2015, Adjusted EBITDA loss would have been positive. Given these results, our net losses also improved from approximately $1.2 million in the first quarter of 2015 and $1.1 million in the fourth quarter of 2015 to a net loss of $659,000 in the first quarter of 2016.

Now for a quick comment on liquidity. We ended the period with cash and cash flow approximately of $6.3 million and with working capital of approximately $7.8 million. During the first quarter we witnessed an unusual reduction in accounts payable and the billed in the unbilled receivables which should correct in the second quarter. We view the reduction of cash in the second quarter as aberration. In addition, it should also be noted that we also renewed our current credit facility with Cardinal Bank as of April 27, 2016 and extended the maturity date of the facility through April 30, 2017. So looking forward for the remainder of 2016, the first quarter has clearly advanced our drive to meeting our goals of achieving our new growth of between 10% and 20% over fiscal year 2015.

Given our current concentration of customers and timing issues with task orders driven of course by our customers, it's difficult for us to project order by order results but we do believe we’re on a clear path to reaching our annual goals. Our first quarter revenues exceeded our expectations and we’re pleased with the results.

As we continue to focus on driving higher margin services and optimizing our SG&A expenses, we continue to drive towards our goals of achieving operational profitability in 2016.

So with that, I would like to turn it back to you, Steve.

Steve Komar:

Thanks, Jim. I would like to now open the call to our listener's questions. Operator, if you can assist us by opening the line for questions and comments by our listeners that would be greatly appreciated.

Operator:

Certainly, sir. Ladies and gentlemen, to ask a question at this time please press star, one on your telephone keypad. If you’re on a speaker phone, please make sure that your mute function is turned off to allow your signal to reach our equipment. Once again, for questions at this time, please press star, one now. Our first question will come from Mike Crawford from B. Riley & Company.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com	5

WidePoint Corporation – First Quarter 2016 Financial Conference Call, May 10, 2016

Mike Crawford:

Nice to see you on track for the revenue target of 10% to 20% growth. I understand that's a pretty wide band particularly with carrier services fluctuating somewhat based on use but is there a way you can provide some additional color on what you expect to see in relation to managed services which are much higher margin?

Steve Komar:

Well, there's no question, Mike, in our minds that that's the pathway and the key to our meeting our goals this year. All the emphasis on that, I have made a couple of references to some near terms ECA and PKI opportunities. We clearly are focused upon generating additional sales and services in the managed services space. Literally across the board in terms of our security applications and that's why the telecom sector in terms of some of the higher margin opportunities so yes, it is the pathway, it is the focus if not the very major focus of our efforts going forward. Although we had an okay performance for that in the first quarter, we’re all well aware of the fact that we need to increase that and we continue to grow that sector for us to be able to succeed.

Mike Crawford:

Okay. Thank you and then regarding HPI can you just describe a little bit about the process that you have undergone to get to this stage with that company?

Steve Komar:

Basically it was a function of engaging with their marketing and development organization, and passing some additional—or initial tests in our ability to work together and whether in fact we could come up with a common strategy that would interest both parties. We then got engaged with some of their product planning people to talk about how we could bring the product capability together.

That is all going well, but honestly, Mike, it's most recent of our initiatives and it's got its way to go yet. So from my expectations, I would not expect to see any substantial revenue performance until the latter part of this year at the earliest. But, the process is moving along, there is a lot of enthusiasm on both sides and we hope that's going to turn to something more concrete in the course of the next couple of quarter.

Mike Crawford:

Okay. Thank you just two quick questions, if you don't mind. Some of your other partnership efforts at one point were referred to pilots or more recently as systems architecture analysis or earlier stays in pilots but do you envision some of these analyses leading towards pilots that provide WidePoint monthly recurring services revenues?

Steve Komar:

Yes, we do, perhaps we have allowed a little confusion on terminology, Mike, and maybe I can try to clarify that. The original pilots that we talked about were essentially on the government side and those were pilot programs for certs and roll-outs through several of the agencies. For any number of reasons those have either been suspended or waiting additional funding.

In the interim we pushed forward with our large partner relationships specifically with AT&T for openers and put in place a number of new relationships that focused on individual customer relationships that focused on rolling out security environments. Because of the profile of some of these customers, this involved us getting very deeply involved and not only providing the certs, the capabilities but also providing systems architectural support to these organizations to allow them to implement and use the capability. We have got literally three of those that are ongoing. They are on the commercial side in terms of enterprises but they are on the security side in terms of the product capability being offered. So we view this quite positively; we hope that—it is our hope that we will be able to restart the government side pilots but in the interim I am moving forward very aggressively on these system's architectural solution that should translate into ongoing cert and managed services environment revenues.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com	6

WidePoint Corporation – First Quarter 2016 Financial Conference Call, May 10, 2016

Mike Crawford:

Okay. Thank you and then final question relates to strategic alternatives which is a word I believe you used in the last conference call and what the Board turned thinking is regarding that subject?

Steve Komar:

Well, Mike, it is an easy answer and I think I am going to give it a lot more time in response to the questions that I did in the original statement. But to try and answer succinctly, this has not been a topic for discussion at our board. There is no desire or interest to pursue that as a current alternative what we’re trying to do, which is to bring a business of profitability and maximize our opportunities in the marketplace.

It was a statement that was made in sensitivity to Shareholders that had been around for quite a while and been very loyal, and our comment to them—and my comment to them was simply that we will keep our options open to discussion or all opportunities or options that would allow us to accelerate return to Shareholders but there is no current plan, there is no board involvement and all this is a signal that we’re always open to create an alternative but nothing more.

Mike Crawford:

Okay. Thank you very much.

Steve Komar:

Thank you, Mike.

Operator:

Our next question comes from Gregg Hillman with First Wilshire Security Management.

Gregg Hillman:

Hi, gentlemen, first all for Soft-ex, could you break that up?

Steve Komar:

No we do not.

Gregg Hillman:

Is that running above the run-rate than when you bought it—I think it was at $6 million when you bought it—is it above there or can you comment on that, or its profitability, or its prospects?

Steve Komar:

Yes, I can comment first on the number. It is at or better than that run-rate we purchased it; it has grown. It is a slow growth business but it has grown. Yes, we’re also talking about the fact that we’re also dealing with a Euro and British Sterling UK environment that if anything has become a bit of a drag in the last three or four months in terms of reportable profits in US dollars. This has nothing to do with the underlying business itself and its dynamics. So the revenues are growing; the business is solid. It’s definitely at a higher revenue level when we acquired it.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com	7

WidePoint Corporation – First Quarter 2016 Financial Conference Call, May 10, 2016

We think we made a very wise purchase and we are still in the process of leveraging it going forward. I don't really see any bad news on that front at all.

Gregg Hillman:

Okay. In terms of your relationships with systems integrators or value-added resellers apart from like you said you had a relationship with AT&T, Samsung, Kyocera which could end up being big, do you have any like just relationships with value-added resellers or systems integrators to speak of right now that will get you into geographies you are not into, or basically, really important relationships that could drive those revenues.

Steve Komar:

Well, that's bit of a hard one to answer. We do have existing relationships with large systems integrators such as Northrup and Lockheed and we continue to try to leverage those into new opportunities. We do not advertise them as our “800 lbs. gorilla partners” because the relationships are a bit more passive and tied to individual deals and opportunities versus AT&T and Samsung who have a very proactive partnership with us and we’re co-marketing together, we’re seeking opportunities together and we have a structure that we think brings a higher level of opportunity both across the board and in the longer term. We also have some relationships with value-added resellers but frankly some of those are reasonably well known names but candidly and frankly that's not a business that we’re pursuing aggressively because of its low margins and it's just not a focal point for us going forward.

Gregg Hillman:

Okay. I will get back in the queue. Thanks.

Steve Komar:

Thank you.

Operator:

Once again, ladies and gentlemen, to ask a question at this time, please press star, one on. Again, if you’re on a speaker phone, please make sure that your mute function is turned off to allow your signal to reach our equipment. Our next question will come from Sam Donaldson, Private Investor.

Sam Donaldson:

Gentlemen, congratulations on a terrific start to fulfilling the objectives that you outlined for us in the last conference call. I think, for me, I couldn't be more pleased and I particularly want to just note, that given the perfect storm of things that went wrong last year, some would have just hunkered down and tried to lie low and tried to buy time or something, but you didn't do that because if you lie low, you don't go anywhere.

So I just say again congratulations to you. I have a question of this business about the potential sale of the Company, a lot of speculation, as you know, about that. Some people say that once we get profitable, we get good price and making good profit and that's good. Some others say, wait a moment, if we’re going to profitable and keep adding every year to that's the way to get the big prize and I know you are not going to give us any specifics but just talk generally about your view of a possible sale somewhere down the road of WidePoint.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com	8

WidePoint Corporation – First Quarter 2016 Financial Conference Call, May 10, 2016

Steve Komar:

Well, first, Sam, thank you very much for the kind words about the first quarter. We’re comforted by it in terms of it projecting us in the path and the direction of where we need to go and we’re also little humbled because we know we have a lot of challenges to get there.

Sam Donaldson:

Let me just say that you have a number of Investors, as you know, who have stuck with you, this management and this Company and will continue to do so and I only speak for myself but I bet you that I reflect their view.

Steve Komar:

Well, thank you, thank you very much. I appreciate that on your part and on their parts. As to your second question, Sam, I don't know where to start. Let me tell you why. There's nothing going on right now; there are no activities, there are no discussions about selling the Company and frankly and just candidly, it would be the absolute wrong time and a foolish move. We think we’re at the threshold and the cusp of some really good performance. We have got a very exciting market waiting for us out there to exploit and that's where we’re spending all our efforts. If you ask me how I feel about that two, two and a half, three years from now, my answer is going to be I really don't know and all we’re going to do is stay focused on building this enterprise and maximizing the return to Shareholders. There is no plan; we’re building the enterprise.

Sam Donaldson:

Well, I think that's the right thing to do. We aren't day traders, and I understand that, but if down the road these objectives are fulfilled and WidePoint continues to grow and dominate the field is so big, and getting bigger, the potential of this Company is unreal and may just benefit my estate at my age, but doesn't matter. I think down the road there is a big payoff day if we just keep going.

Steve Komar:

Well, I think we’re consistent on that. That's exactly the way we feel over here as to the long-term future, we will see. But right now I think we have got a great opportunity waiting for us and frankly that's the only focal point that I will allow for any of our people. We’re all more than busy enough just trying to get through our goals this year and frankly stay focused on the future in terms of the market opportunity. I tried to cover that in a few of my comments about how we’re viewing ourselves going forward and how we’re going to get to the next stage, the next level which will allow us to have very effective—a very impressive—enterprise valuation and I think that's in everybody's best interest. That's where we’re spending our time, Sam.

Sam Donaldson:

Okay. Again, just thank you and Jim and the entire team. I’ll just say it, and don’t comment on this, some of the team that left WidePoint may have regretted that decision. Okay, bye-bye.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com	9

WidePoint Corporation – First Quarter 2016 Financial Conference Call, May 10, 2016

Steve Komar:

Thank you, Sam, appreciate it.

Operator:

Next we have a follow-up on Gregg Hillman from First Wiltshire Security Management.

Gregg Hillman:

Hi. Can you comment on alternative solutions other than certs for security for mobile communications? That certs would be positioning itself against or are there any other ones?

Steve Komar:

Well there are two or three at least alternative solutions out there. Some of them pretty visible commercially if you turn on your TV set or whatever else, but we’re talking about an entirely different level of security, and as it relates to mobile phones which has become probably one of the primary points of intrusion and hacking, it becomes increasingly evident that a very large portion of the total mobile phone, mobile device, mobile communications environment, really needs a much higher level of security. Perhaps not in the full customer retail market place today but certainly in anything associated with access to intellectual property, access to commercial enterprises and certainly to Federal Government interaction. Without being arrogant, we really just don't think there is anything out there that can match up to the capability that we offer today as a proven, tested, delivered product.

Gregg Hillman:

Okay, I think there was something—I don’t know, it was two or three weeks ago it was on CBS 60 Minutes, about that there was a flaw in the cellphones, it's the protocol that the carriers set out for cellphone communication, think it was F2 or something, do you remember that? Do you know what I am talking about?

Steve Komar:

I do recall seeing that and I thought that a fix had been put in place for it. Frankly we do see several of these instances, but maybe that's a little outside my purvey in the sense that we’re talking about a different level of access into the device that is structural in terms of the motherboard and whatever else, that would have to be addressed by the manufacturer and the service provider but we would do that in collusion with them to ensure that the service that we bring to the mobile device would not be compromised.

Gregg Hillman:

Right, okay. That's all I have right now. Thanks.

Steve Komar:

Great, thank you very much.

Operator:

At this time, I would like to turn the call back to Steve Komar for any additional or closing remarks.

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WidePoint Corporation – First Quarter 2016 Financial Conference Call, May 10, 2016

Steve Komar:

Thanks, Operator. It appears we have addressed all of our listeners’ questions and, Operator, thank you for your assistance. As a closing comment to our attendees, we’re really very excited for the outlook to our business growth and the realization of our goals this year. So we continue to thank you very much for your interest in WidePoint. On a side note, for those of you that might be attending the event we will be presenting at the upcoming B. Riley Investor Conference in Los Angeles on May 26.

Again, thank you for your time and commitment and your presence today, and we wish you a very pleasant evening.

Operator:

That does conclude our conference today. Thank you for your participation.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only. 1-888-562-0262 1-604-929-1352 www.viavid.com	11